EXHIBIT (g)(6)
                                                                  --------------



                               THE DLB FUND GROUP
                               One Memorial Drive
                         Cambridge, Massachusetts 02142

March 28, 2003


Investors Bank & Trust Company
200 Clarendon Street
Boston, MA 02116

     Re: The Custodian Contract (as amended, the "Custodian Contract") between the undersigned registered investment company (the "Trust") and the undersigned custodian (the "Custodian")

Dear Sir or Madam:

     As you know, Rule 17f-4 under the Investment Company Act of 1940 ("Rule 17f-4") has been amended, and such amendments will become effective on March 28, 2003. In order for the Trust to be in compliance with amended Rule 17f-4, we ask that, as consideration for the continued ability of the Custodian to provide custodial services for the Trust, the Custodian agree to the terms and conditions below by having an authorized person execute this letter as indicated and return an executed copy to me at the address above by March 28, 2003.

     In addition to any other duties of the Custodian set forth in the Custodian Contract, the Custodian agrees that, in connection with placing and maintaining financial assets, corresponding to the Trust's security entitlements, with a securities depository (as defined by amended Rule 17f-4) or intermediary custodian:

1. The Custodian will, at a minimum, exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such financial assets; provided, however, that if the Custodian Contract provides for a higher standard of care with respect to such activities described above, that higher standard of care will apply;

2. The Custodian shall provide, promptly upon request by the Trust, such reports as are available concerning the internal accounting controls and financial strength of the Custodian; and

3. The Custodian shall require any intermediary custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets corresponding to the security entitlements of its entitlement holders.

     Except as set forth in the preceding paragraphs, the terms and provisions of the Custodian Contract shall remain in full force and effect. Please note that this letter shall be governed by and construed in accordance with the laws of the same jurisdiction named in the Custodian Contract, if any. Terms not defined herein have the meanings set forth in Rule 17f-4.

                               Very truly yours,

                               THE DLB FUND GROUP


                               By: /s/ DeAnne B. Dupont
                                  --------------------------
                               Name: Deanne B. Dupont
                               Title: Treasurer


Accepted and Agreed to as of March 28, 2003


INVESTORS BANK & TRUST COMPANY


By: /s/ Robert D. Mancuso
  -----------------------------
Name: Robert D. Mancuso
Title: Senior Vice President







                                       2